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                                                                    Exhibit 99.1

[NASTECH PHARMACEUTICAL COMPANY INC. LOGO]

FOR IMMEDIATE RELEASE

Contact:

Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
John Nugent (Investors)
Kathy L. Jones, Ph.D. (Media)
(212) 213-0006

                       NASTECH PHARMACEUTICAL COMPANY INC.
               REPORTS SOLID FIRST QUARTER 2003 FINANCIAL RESULTS

      QUARTERLY REVENUE INCREASED 53% AND CASH OR EQUIVALENTS INCREASED 87%

BOTHELL, WASH., - MAY 14, 2003 - Nastech Pharmaceutical Company Inc. (Nasdaq
NMS: NSTK), a leader in nasal drug delivery technology, today announced financial results for the first quarter ended March 31, 2003.

Total revenue for the first quarter of 2003 was $2.3 million, an increase of 53 percent, or $800,000, from the first quarter of 2002, and an increase of 28 percent, or $500,000, from the fourth quarter of 2002. The revenue increase was driven in part by a five-fold increase in Nascobal(R) revenue, a treatment for vitamin B12 deficiency, compared to the first quarter of 2002 and a greater than 10 percent increase from the prior quarter.

The first quarter 2003 net loss was $2.9 million, or $0.29 per share, compared with a net loss of $2.8 million, or $0.29 per share, for the first quarter of 2002.

Total operating expenses for the first quarter of 2003 were $5.1 million, versus $4.4 million in the first quarter of 2002. The increase of $700,000 was primarily due to an increase in Nascobal(R) manufacturing costs and sales & marketing expenditures for Nascobal(R). In addition, expenditures on research and development increased by $200,000. These increases were offset by a decrease in G&A of $150,000.

The Company ended the first quarter of fiscal 2003 with $16.9 million in cash and investments, an increase of over $7.9 million from December 31, 2002. In January 2003, the Company entered into an agreement with Pharmacia & Upjohn Company, whereby the Company reacquired all rights to the intranasal apomorphine product that was the subject of a collaboration and license agreement that the Company and Pharmacia entered into in February 2002. Apomorphine was returned to the Company by Pharmacia in order to comply with the Federal Trade Commission's concerns arising from the merger of Pharmacia and Pfizer Inc. Under the terms of the Divestiture Agreement, the Company received $13.5 million from Pharmacia, which included a divestiture


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payment, development funds and reimbursement of expenses.

"During the first quarter, Nastech's dedicated research and business development teams continued to make progress in exploring unique clinical and corporate opportunities to fulfill the Company's goal of being considered the pharmaceutical industry's drug delivery partner of choice," said Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. "Specifically, through the development of our proprietary scientific programs we believe Nastech is finding innovative solutions to drug delivery that will reinvigorate the field while improving the quality of life for patients in need of acute and chronic therapies."

FIRST QUARTER CORPORATE HIGHLIGHTS

NASCOBAL(R) GEL AND THE NASCOBAL SPRAY NDA FILING

Building on the success of its currently marketed product and using patient and doctor prescribing information gleaned from the first six months of promotion, Nastech has entered into a collaboration with Vanguard Pharma for additional, non-overlapping promotion of Nascobal(R) in the U.S., augmenting the efforts of Cardinal Health, Inc., which also currently promotes the drug. Vanguard's specialized team will focus the promotion of Nascobal(R) to a carefully targeted physician population of about 6,000 that is expected to be receptive to the use of Nascobal(R) within their practices and who are not being reached by the Cardinal sales force.

Currently formulated as a nasal gel, Nascobal(R) is indicated to maintain hematologic status by counteracting a deficiency in vitamin B12, a serious condition afflicting patients with a range of diseases. The Company is completing the final steps in putting together a New Drug Application (NDA) for a spray formulation of Nascobal(R), which is expected to improve patient convenience.

MASCT DEVICE (MAMMARY ASPIRATE SPECIMEN CYTOLOGY TEST)

Over the last six months, the Company filed with the FDA for an expanded labeling, has completed a small clinical study with the device, has filed additional patent applications and has engaged an investment-banking firm to help divest the program.

On May 12, FDA approved the expanded label. The new indication reads: "The MASCT device is intended for use in the collection of nipple aspirate fluid for cytological testing. The collected fluid can be used in the determination and/or differentiation of normal versus pre-malignant versus malignant cells." The addition of this language is important because the device is not just a sample collection device but has now been determined to be able to provide diagnostically useful information.

The Company currently anticipates divesting the product in 2003.

FDA FILING EXPECTED FOR INTRANASAL CALCITONIN PROGRAM IN 2003

Over the past three quarters, the Company has conducted preclinical in-vitro testing, animal testing and human pharmacokinetic testing of a nasal dosage form of calcitonin for the treatment of osteoporosis. The Company has also filed patents to protect the formulation development work . The Company expects to complete all non-clinical testing, clinical testing, manufacturing, stability work and the other aspects of its filing over the course of the remainder of 2003. After filing with the FDA, the Company will begin the process of determining how the product should be marketed. The Company anticipates launching the product in 2005 if the product is approved according to schedule.


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INTRANASAL APOMORPHINE

In January 2003, the Company reacquired the development and marketing rights to intranasal apomorphine. Indicated for the treatment of erectile dysfunction and female sexual dysfunction, apomorphine was returned to the Company by its former partner Pharmacia in order to comply with the Federal Trade Commission's concerns arising from the merger of Pharmacia and Pfizer Inc. Once again the Company is in full possession of the compound and all rights associated with it, and the Company is currently in active discussions with several global pharmaceutical companies interested in partnering the drug. Based on positive Food and Drug Administration guidance, the Company is preparing plans for additional Phase II clinical trials in using intranasal apomorphine to treat erectile dysfunction in order to support initiation of pivotal Phase III studies.

In the area of female sexual dysfunction, the Company has completed a Phase II study in women and is currently analyzing the data and will be reporting the data in the near term.

EARLY STAGE PROGRAMS

The Company continued development of its early-stage research programs, including its work with a formulation of Interferon beta, as well as several compounds for disorders of the central nervous system, including Parkinson's disease, Alzheimer's disease, metabolic diseases such as diabetes and obesity, and others. With respect to obesity, the Company is completing the final stages needed to begin Phase I clinical trials.

The Company is also advancing a preclinical program to produce an abuse resistant oxycodone derivative in collaboration with Controlled Chemicals, Inc. This program is focused on the market opportunity offered for an opioid analgesic with a lower abuse potential than OxyContin(R) and Avinza(R). The collaboration has been ongoing for over a year, and has made significant progress, including filing patent applications. The next step is preclinical animal testing to support an IND filing for human testing early next year. The Company shares the costs and future returns from the program, if any, with CCI.

In keeping with the Company's strategy, during the first quarter of 2003 the Company pursued corporate partnerships for several of its programs. In addition to seeking a new partner for intranasal apomorphine and a partner for Interferon beta, the Company is seeking partners for its patented intranasal formulations of morphine gluconate and sumatriptan. Indicated for the treatment of breakthrough pain associated with cancer therapy, the Company's formulation of morphine gluconate is designed to offer physicians a unique alternative to pain management in the most severe cases. Additionally, the Company is developing a nasal dosage form of sumatriptan for use in combating the debilitating pain of migraine headaches. To this end, in January 2003 the Company reported positive results from a Phase I study of sumatriptan, laying the foundation for further clinical development.

TECHNOLOGY

The Company has continued to advance its tight junction technology. Tight junctions are cell-to-cell adhesions found in the epithelial and endothelial layers of the cell, and regulate transport between the cells and control the distribution of proteins, lipids and receptors on the surface of cells. As part of the body's normal activity, these adhesions selectively open and close to allow the passage of solutes or to change where cell surface proteins are located. Through its study of tight junctions, the Company has developed an understanding of how to exploit the opening and



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closing of these adhesions to carefully permit the delivery of therapeutics directly across the nasal epithelium. The Company believes this technology represents a unique departure from other current drug delivery methods and broadly opens new possibilities in targeting tight junction proteins throughout tissues in the body, from the lungs to the gastrointestinal tract and blood brain barrier. The Company will be presenting data related to the study of tight junctions at the 19th International Congress of Biochemistry & Molecular Biology, in Toronto, Canada in July 2003.

In order to best execute on its programs and achieve its corporate goals, during the first quarter of 2003, the Company broadened its senior management team with the addition of Mr. Paul Lunn as Patent Counsel, and Mr. Jade Brown as Senior Director of Marketing and Global Business Development.

"With the preclinical, clinical and corporate successes of the first quarter, as well as the addition of Paul and Jade to the management team, we believe Nastech has the needed resources and is well on its way to providing the pharmaceutical industry a valuable alternative when considering drug development and formulation issues," said Dr. Quay.

CONFERENCE CALL INFORMATION

Dr. Steven C. Quay, Chairman, President & CEO, and Gregory L. Weaver, CFO will host a conference call reviewing the Company's first quarter 2003 financial results, product portfolio and business developments. The call is scheduled for Wednesday, May 14th at 4:30 P.M. Eastern Time. To access the live call or the seven-day archive via the Internet, log on to http://www.nastech.com/. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. Telephone replay is available approximately two hours after the call through May 21st, 2003. To access the replay, please call 800-428-6051 (U.S.) or 973-709-2089 (international). The conference ID number is 292581.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is a formulation science company and is recognized as a leader in nasal drug delivery technology. Formulation science is a systematic approach to drug development using biophysics, physical chemistry and pharmacology to maximize therapeutic efficacy and safety, which sometimes involves a change in route of administration. Nastech's nasal drug delivery technology is essential in designing an optimized, customizable dosage form and in delivering proteins and large-molecule drugs that can currently only be delivered by injection or other non-optimized routes. Additional information about Nastech is available at http://www.nastech.com/.

NASTECH SAFE HARBOR STATEMENT

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the Company's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (ii) the Company's ability to obtain required governmental approvals, including product and patent approvals; (iii) the Company's ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (iv) the Company's ability to develop and commercialize its products before its competitors. In addition, significant fluctuations in quarterly results may occur as a result of varying milestone payments and the timing of costs and expenses related to the Company's research and development program. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are


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contained in the Company's filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities or other applicable laws.

                                  Table Follows

                                      # # #



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NASTECH PHARMACEUTICAL COMPANY INC.
SELECTED FINANCIAL INFORMATION
Statement of Operations Data (in thousands, except per share amounts)

                                                     QUARTER ENDED
                                                       MARCH 31,
                                                      (UNAUDITED)
                                              ---------------------------
                                                  2003               2002
                                              --------           --------
Revenue:
   Product revenue, net ............          $  1,010           $    193
   License and research fees .......             1,307              1,332
                                              --------           --------
     Total revenue .................             2,317              1,525
                                              --------           --------

Operating expenses:
   Cost of product revenue .........               145                 78
   Research and development ........             2,982              2,778
   Sales and marketing .............               713                 69
   General and administrative ......             1,309              1,461
                                              --------           --------
     Total operating expenses ......             5,149              4,386
                                              --------           --------
Net loss from operations ...........            (2,832)            (2,861)
Interest income ....................                52                 62
Interest expense ...................              (145)                (2)
                                              --------           --------
Net loss ...........................          $ (2,925)          $ (2,801)
                                              ========           ========
Net loss per common share-basic
and diluted ........................          $  (0.29)          $  (0.29)
                                              ========           ========
Average shares outstanding-basic
and diluted ........................            10,196              9,711
                                              ========           ========


                                                    MARCH 31,         DECEMBER 31,
BALANCE SHEET DATA                                    2003                2002
                                                    --------          -----------
Cash and cash equivalents ................          $ 16,881           $  9,021
Property, intangibles and other assets ...          $ 14,029           $ 14,029
Total assets .............................          $ 30,910           $ 23,050
Working capital ..........................          $  4,477           $  3,342
Accumulated deficit ......................          $(55,628)          $(52,703)
Stockholders' equity .....................          $  5,856           $  8,645